EXHIBIT 99.1

SAFECO LONG-TERM INCENTIVE PLAN OF 1997
AS AMENDED AND RESTATED FEBRUARY 6, 2002

1.    Purpose

The purpose of the SAFECO Long-Term Incentive Plan of 1997 (the “Plan”) is to enhance the long-term profitability and shareholder value of SAFECO Corporation (the “Company”) by offering incentives and rewards to officers, directors and employees of the Company and its Subsidiaries (as defined in Section 2) as an inducement to them to remain in the service of the Company and to acquire and maintain stock ownership in the Company.

2.    Definitions

(a)  “Affiliate” means a person controlling, controlled by or under common control with the Company.

(b)  “Award” shall mean any award or grant made pursuant to the Plan, including, without limitation, awards or grants of stock options, stock appreciation rights, restricted stock rights, performance stock rights or any combination of the foregoing. Awards may be granted singly, in combination, or in tandem so that the settlement or payment of one automatically reduces or cancels the other.

(c)  “Award Agreement” means a written agreement between the Company and a Plan participant evidencing an Award.

(d)  “Beneficial Owner” has the meaning set forth in Rule 13d–3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(e)  “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs has occurred:

(i)  Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this Section 2(e); or

(ii)  The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date the Plan is adopted by the Company’s shareholders, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)  There is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)  The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company’s assets immediately following such transaction or series of transactions.

(f)  “Committee” shall mean the Company’s Board of Directors or a committee or sub-committee described in Section 3 selected by the Company’s Board of Directors to administer the Plan.

(g)  “Fair Market Value” shall mean, with respect to the Company’s common stock, the price at which the last trade of the Company’s common stock was made prior to 1:00 p.m. West Coast time on the Nasdaq National Market on the date in question.

(h)  “Person” for purposes of Section 2(e) means any person (as defined in Section 3(a)(9) of the Exchange Act, as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by the Company, (ii) the Company or any of its affiliates (as defined in Rule 12b–2 promulgated under the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company.

(i)  “Retirement” shall mean a termination of employment with the Company or a Subsidiary occurring on or after an individual attains age 65, or such other termination of employment as the Committee may approve as a retirement from time to time for purposes of the Plan.

(j)  “Subsidiary” shall mean any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote is directly or indirectly owned by the Company.

3.    Administration

(a)  The Plan shall be administered by a Committee to be appointed from time to time by the Company’s Board of Directors and shall consist of at least two members of the Board, each of whom is an “outside director” as defined in regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, if the Committee does not also consist solely of “non-employee directors” as defined in Rule 16b–3 under the Exchange Act, the Plan shall be administered with respect to officers subject to Section 16 of the Exchange Act by a sub-committee of the Committee to be appointed from time to time by the Company’s Board of Directors and consisting of at least two members of the Board, each of whom is a “non-employee director.” To the extent consistent with applicable law, the Board may also authorize one or more senior executive officers to grant Awards within the limits specifically prescribed by the Committee.

(b)  Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the exclusive authority to determine, in its sole discretion, all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards; the type of Awards; the number of shares of common stock subject to an Award; all terms, conditions, restrictions and limitations, if any, of an Award; and the terms of any instrument that evidences the Award. The Committee may, in its discretion, accelerate the exercisability of or waive any or all of the restrictions and conditions applicable to any Award and may, with the consent of the holder, modify any agreement governing an Award. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents on the deferred payment. Any deferred payment may require the payment to be forfeited under certain circumstances in accordance with Section 15. The Committee shall also have exclusive authority to interpret the Plan and may adopt, amend and rescind rules and procedures relating to the Plan. In no event, however, shall the Committee have the right to (i) without shareholder approval, cancel or amend outstanding stock options for the purpose of repricing, replacing or regranting such options with a purchase price that is less than the purchase price of the original option (except as contemplated in Section 21) or (ii) issue a stock option or amend an outstanding option to provide for the grant or issuance of a new option on exercise of the original option. The Committee may delegate administrative duties to such of the Company’s officers as it so determines; provided, however, that decisions concerning the terms and conditions of an Award shall not be delegated.

(c)  The Board of Directors shall designate one member of the Committee as its Chair, and the Committee shall hold its meetings at such times and places as it shall deem advisable. At least one-half of its members shall constitute a quorum for the conduct of business, and any decision or determination approved by a majority of members present at any meeting in which a quorum exists shall be deemed to have been made by the Committee. In addition, any decision or determination reduced to writing and signed by all of the members shall be deemed to have been made by the Committee. The Committee may appoint a secretary, shall keep minutes of its meetings, and may make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it deems appropriate.

(d)  The interpretation and construction by the Committee of any provisions of the Plan and of Awards thereunder and all actions taken and determinations made by the Committee pursuant to the Plan shall be final and conclusive on all persons having any interest therein.

(e)  Notwithstanding anything in the Plan to the contrary, the Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants in the Plan.

4.     Shares Subject to Plan

(a)  Subject to the provisions of Section 21 (relating to adjustments due to changes in capital structure), a maximum of 12,000,000 shares of the Company’s common stock shall be available for issuance pursuant to Awards under the Plan. No more than 3,000,000 shares may be issued in connection with restricted stock rights and performance stock rights granted under the provisions of Sections 12 and 13.

(b)  Any shares of the Company’s common stock that have been made subject to an Award and that subsequently cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares of common stock) shall again be available for issuance in connection with future grants of Awards under the Plan; provided, however, that for purposes of Section 4(c), any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

(c)  Subject to the provisions of Section 21 (relating to adjustments due to changes in capital structure), the maximum number of shares with respect to which options may be granted under the Plan to any individual during any calendar year is 750,000, and the maximum number of shares payable under a performance stock right for any Performance Cycle (as defined in Section 13(a)) is 500,000 shares, or in the event the performance stock right is paid in cash, the equivalent cash value on the date the performance stock right would otherwise be settled in shares, such limitations to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

5.    Eligibility

Awards may be granted to any officer, director or salaried employee of the Company or a Subsidiary that the Committee, or an authorized senior executive officer pursuant to Section 3(a), from time to time selects.

6.    Price and Term of Options

(a)  The exercise price for shares purchased under each option will be determined by the Committee but shall not be less than 100% of the Fair Market Value of the shares of stock covered by the option on the date of grant of the option.

(b)  The term of each option shall be as determined by the Committee, but not in excess of ten years from the date it is granted. An option granted for an initial term of less than ten years may be extended by amendment for a period of up to ten years from the date of the initial grant, provided that no such amendment of an option shall be made without the prior consent of the optionee.

7.    Limitations on Exercise of Options

(a)  Any minimum period during which an optionee must provide services or be continuously employed prior to an option becoming exercisable and the increments in which an option will become exercisable shall be set forth in the Award Agreement evidencing the option. Such provisions may be waived or modified by the Committee at any time. Absence on leave shall not be deemed an interruption of employment or services for purposes of the Plan, except that with respect to incentive stock options a leave of absence shall be subject to any requirements of Section 422 of the Code.

(b)  Incentive stock options shall be granted to employees only. To the extent the aggregate Fair Market Value (determined at the time the options are granted) of the stock with respect to which any individual employee’s incentive stock options are exercisable for the first time during any calendar year exceeds $100,000, the portion in excess of $100,000 shall be treated as a nonqualified stock option. For purposes of this determination, incentive stock options granted under the Plan shall be aggregated with those granted under any other stock option plan of the Company.

8.    Method of Exercise

Each exercise of an option granted hereunder, whether in whole or in part, shall be by written notice to the Chief Executive Officer of the Company, or his designee, designating the number of shares as to which the option is exercised, and shall be accompanied by payment in full for the number of shares so designated. Stock to be purchased under an option may be paid for (a) in cash, (b) in shares of the Company’s common stock (either through physical delivery or by attestation) already owned by the participant for at least six months (or any other period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) at their Fair Market Value on the date of exercise, (c) if and so long as the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, through delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board, (d) in a combination of the foregoing methods, or (e) in such other consideration as the Committee in its discretion may permit. Fractional shares may not be purchased under an option, and fractional shares may not be delivered to the Company for payment of the option price.

9.    Form of Option Agreement

Each Award Agreement evidencing an option shall contain the essential terms of the option and such other provisions as the Committee shall from time to time determine, but such Award Agreements need not be identical. If the option is an incentive stock option, the Award Agreement shall contain such terms and provisions relating to exercise and otherwise as may be necessary to render it an incentive stock option under the applicable provisions of the Code (presently Section 422 thereof), and the regulations thereunder.

10.    Financing of Options

Within the limits of and in compliance with applicable statutes and regulations, the Company and its Subsidiaries may extend credit, arrange credit, guarantee obligations, and otherwise aid employees in needed financing of their purchases of stock pursuant to options.

11.    Stock Appreciation Rights

(a)  In connection with the grant of any stock option, the Committee may grant a stock appreciation right (“SAR”) pursuant to which the optionee shall have the right to surrender all or part of such stock option and to exercise the SAR and thereby obtain payment of an amount equal to the difference between the aggregate option price of the shares so surrendered and the Fair Market Value of such shares on the date of surrender. In all other respects, a SAR will have the same terms and provisions as the related option.

(b)  The exercise of a SAR shall be by written notice to the Chief Executive Officer of the Company designating the number of shares as to which the SAR is exercised and shall be subject to such limitations as the Committee may deem appropriate. Payment to the holder upon the call of a SAR may be made in shares of the Company’s common stock (at their Fair Market Value on the date of exercise), in cash, or partly in shares and partly in cash, at the discretion of the Committee.

12.    Restricted Stock Rights

(a)  The Committee may grant any eligible employee restricted stock rights (“RSRs”) which entitle such employee to receive a stated number of shares of the Company’s common stock if the employee for a stated period remains continuously employed by the Company or a Subsidiary or, following the employee’s Retirement, serves on the Board of Directors of the Company or in another capacity approved by the Committee (the “Restricted Period”). At the time an RSR is issued, the Committee shall designate the length of the Restricted Period and the service that will qualify under the Restricted Period; provided, however, in no event may the Restricted Period extend beyond the fifth anniversary date of the employee’s termination of employment. The Committee shall also have full and final authority to select the employees who receive RSRs, to specify the number of shares of stock subject to each RSR, and to establish the other terms, conditions and definitions that govern RSRs.

(b)  The Company shall pay to each holder of an unexpired RSR during the Restricted Period, as additional compensation, an amount of cash equal to the dividends that would have been payable to the holder of the RSR during the Restricted Period if the holder had owned the stock subject to the RSR. Such amount shall be paid as near in time as reasonably practical to the applicable dividend payment dates.

(c)  At the expiration of each Restricted Period and provided all conditions relating to an RSR have been met, the Company shall issue to the holder the shares of stock which relate to such Restricted Period or, at the discretion of the Committee, the Company may make a cash payment to the holder in an amount equal to the Fair Market Value of such shares (or any portion thereof) determined as of the settlement date or, alternatively, over such period as may be established by the Committee at the time of grant.

(d)  Upon grant of an RSR, the Company shall deliver to the recipient an Award Agreement which sets forth the terms and conditions of the RSR.

13.    Performance Stock Rights

(a)  The Committee may grant to an eligible employee performance stock rights (“PSRs”) which entitle such employee to receive a stated number of shares of the Company’s common stock if the employee attains certain specified performance goals (“Performance Goals”) within a stated three-year performance period (the “Performance Cycle”). The Committee shall have full and final authority to select the employees who receive PSRs, to specify the number of shares of stock subject to each such right, to establish the Performance Goals, to establish the Performance Cycle and to establish the terms, conditions and definitions that govern such rights.

(b)  The Committee shall establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Performance Goals selected by the Committee may include performance criteria for the Company, a Subsidiary, or an operating group, division, or unit of the Company or a Subsidiary. During any Performance Cycle, the Committee may adjust the Performance Goals for such Performance Cycle as it deems equitable in recognition of unusual or nonrecurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; provided, however, that the Committee may not adjust Performance Goals for any participant who is a covered employee for purposes of Section 162(m) of the Code for the year in which such PSR (or any portion thereof) is settled in such a manner as would increase the amount of compensation otherwise payable to such covered employee.

(c)  As soon as practical after the end of a Performance Cycle (or any interim measurement period within the Performance Cycle), the Committee shall determine the extent to which a PSR has been earned on the basis of performance in relation to the established Performance Goals. To the extent that the Performance Goals of a PSR are satisfied, the Company shall settle the earned portion of the PSR by the issuance and delivery of unrestricted shares equal to the number of earned shares, or, at the discretion of the Committee, by the payment of cash in an amount equal to the Fair Market Value of the earned shares on the date the PSR would otherwise be settled in shares or by a combination of cash and shares. If the Performance Goals are not met by the expiration of the Performance Cycle, the PSR shall expire and the holder thereof shall have no further rights thereunder.

(d)  Upon granting a PSR, the Company shall issue to the recipient an Award Agreement which sets forth the terms and conditions of the PSR.

(e)  The Performance Goals shall be any one or a combination of net income, earnings per share, combined ratio, return on equity, return on assets, stock price appreciation, total shareholder return, cash flow, revenues, item count, market share, assets, assets under management, any profit-related ratio or calculation, or any growth, concentration-of-business or market-share ratio or calculation. Such Performance Goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals, or relative to levels attained in prior years. The Committee will establish specific Performance Goals for each PSR not later than 90 days after the beginning of the Performance Cycle for the Award.

(f)  The Company shall not make dividend equivalent payments with respect to shares subject to PSRs.

14.    Termination of Employment, Retirement, Disability and Death

(a)  In the event the employment of a Plan participant by the Company or a Subsidiary terminates, then, unless otherwise provided in the Award Agreement or by action of the Committee at any time, any unexercised option or SAR granted to such participant may be exercised, but only to the extent exercisable on the date of termination of employment, at any time within three months following such termination of employment, except that:

(i)  If the participant’s termination of employment is on account of Retirement, then the option or SAR, to the extent exercisable at the date of termination of employment, may be exercised at any time prior to the expiration of its stated term, but in no event later than the fifth anniversary date of the participant’s termination of employment.

(ii)  If the participant’s termination of employment is on account of a permanent and total disability within the meaning of Section 22(e)(3) of the Code, then the option or SAR, to the extent exercisable at the date of termination of employment, may be exercised prior to the earlier of the one-year anniversary of the date of termination or the expiration of the term set forth in the Award Agreement.

(iii)  If the participant’s termination of employment is caused by the death of the participant, then the option or SAR may be exercised at any time prior to the expiration of the term stated in the Award Agreement by the person(s) to whom the participant’s rights pass by will or by operation of law without regard to any requirements related to continued employment or installment vesting.

(iv)  If the participant dies following termination of employment and during the period in which the option or SAR is exercisable under paragraph (i) or (ii) of this Section 14(a), then, to the extent the option or SAR was vested at the date of the participant’s termination of employment, the option or SAR may be exercised at any time prior to the expiration of the term stated in the Award Agreement by the person(s) to whom the participant’s rights pass by will or by operation of law.

(b)  Any portion of an option or SAR that is not exercisable on the date of termination of the participant’s employment shall terminate on such date, unless the Committee determines otherwise.

(c)  To the extent that the option or SAR of any deceased or disabled participant or of any participant whose employment has terminated shall not have been exercised within the time periods provided above, all further rights to exercise such option or SAR shall terminate at the expiration of the applicable period.

(d)  In the event a holder of an RSR issued under the provisions of Section 12 fails to satisfy the employment or service requirements of the RSR, such holder shall lose the right to receive stock or cash under the provisions of the RSR, except that in the event a holder of an RSR is unable to satisfy such requirements because of death or disability within the meaning of Section 22(e)(3) of the Code, then as soon as practical following the date of death or the date of termination of employment due to determination of disability (the “Disability Termination Date”), the holder or the personal representative of the holder’s estate, as the case may be, shall be issued shares of the Company’s common stock equal in number to the total number of unissued shares covered by such RSR or, in lieu thereof, at the request of such holder or personal representative, receive a cash payment equal to the Fair Market Value of such shares (or any portion thereof) at the date of death or the Disability Termination Date, as the case may be. Such shares shall be issued or payment made without regard to any employment or other service requirement stated in the RSR.

(e)  Except as provided in Section 22, in the event the employment of an employee who holds a PSR granted under the provisions of Section 13 terminates for any reason prior to the expiration of the Performance Cycle specified in the PSR, then, except to the extent the Committee may decide otherwise in select situations, such employee shall lose all rights to thereafter receive any stock or payment under such PSR.

(f)  If a corporation ceases to be a Subsidiary of the Company, then, except to the extent the Committee determines otherwise, employees of such corporation shall be deemed to have terminated their employment with the Company or a Subsidiary of the Company for purposes of this Section 14 as of the date such corporation’s status as a Subsidiary terminates.

15.    Forfeiture

Subject to the Committee’s discretion, the grant of any Award under the Plan may be conditioned on the participant’s agreement to forfeit unexercised Awards and pay the value of previously exercised or settled Awards to the Company in the event that the participant engages in any activity in competition with the Company or otherwise contrary to the Company’s interests while employed by the Company or a Subsidiary or within a specified period following termination of employment or exercise or settlement of an Award.

16.    Transferability

Except as otherwise provided in this Section 16, Awards shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of a participant only by the participant or, in the event the participant becomes legally incompetent, by the participant’s guardian or legal representative. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Committee, in its discretion, may provide in any Award Agreement or otherwise that the Award is transferable, without payment of consideration, (i) to immediate family members (including grandchildren) of the participant or (ii) to a trust or trusts for the benefit of such family members or (iii) to a partnership or similar organization composed of such family members (“Permitted Family Transferees”). Any Award assigned or transferred to Permitted Family Transferees shall be subject to all the same terms and conditions contained in the Award Agreement, and the events of termination of employment stated in Section 14 shall continue to be applied with respect to the original Award recipient, following which termination the Award shall be exercisable by the transferee only to the extent and for the periods specified in Section 14.

17.    Withholding

The Company may require the holder of an Award to pay to the Company the amount of any taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of an Award. The Company shall have the right to withhold from any Award or any shares of stock issuable pursuant to an Award an amount equal to such taxes.

18.    Rights as Shareholder

Neither a person to whom an Award is granted, nor such person’s legal representative, heir, legatee, distributee or Permitted Family Transferee shall be deemed to be the holder of, or to have any rights of a holder with respect to, any shares subject to such Award until after the shares are issued.

19.    Amendments to the Plan

The Company’s Board of Directors may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Company or a Subsidiary, provided that:

(a)  Without the consent of the applicable participant, no amendment shall be made that would constitute a “modification” to an incentive stock option outstanding on the date of such amendment or would impair any Award previously granted under the Plan or deprive any participant of any shares of stock of the Company that the participant may have acquired through or as a result of the Plan.

(b)  Any such amendment which would (i) increase the number of securities which may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan shall be submitted to the shareholders of the Company for their approval at the next annual or special meeting after adoption by the Board of Directors, and if such shareholder approval is not obtained, the amendment, together with any actions taken under the Plan on the necessary authority of such amendment, shall be null and void.

20.    Termination of the Plan

The Plan shall remain in effect until all the shares of the Company’s common stock authorized under Section 4(a) have been issued or until the Plan is otherwise terminated by the Company’s Board of Directors; provided, however, that no incentive stock option shall be granted more than ten years after the date on which the Plan is approved by the shareholders of the Company. Termination of the Plan shall not affect outstanding Awards.

21.    Changes in Capital Structure

Except as otherwise provided in Section 22, in the event the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares, dividend payable in shares, rights offering, change in the corporate structure of the Company, or otherwise, then the Committee shall make proportional adjustments to the maximum number and class of shares subject to the Plan and to the maximum number and class of shares with respect to which Awards may be granted or paid to any individual participant as set forth in Sections 4(a) and (c). In addition, the Committee shall make an appropriate adjustment to the number and class of shares as to which outstanding Awards, or portions thereof then unexercised, shall be exercisable or settled and the per share price of such shares, to the end that the participant’s proportionate interest shall be maintained as before the occurrence of such event, without any change in the total price applicable to the unexercised portion of any Award. Any such adjustment made by the Committee shall be conclusive.

22.    Change in Control

(a)  Notwithstanding any other provision of the Plan to the contrary, if, while any Awards remain outstanding under the Plan, a Change in Control of the Company shall occur, then:

(i)  All options and SARs granted under the Plan that are outstanding at the time of such Change in Control shall become exercisable in full immediately prior to the Change in Control;

(ii)  To the extent deemed earned, each outstanding PSR shall become immediately payable in cash, and the remainder of each outstanding PSR shall be canceled for no value. All outstanding PSRs shall be deemed to have been earned to the extent of the greater of:

(1)  The number of shares of the Company’s common stock determined by the Committee based on the extent to which the Performance Goals specified in the Award Agreement have been achieved during the portion of the Performance Cycle ending on the last day of the last fiscal quarter of the Company ending on or before the date of the Change in Control; or

(2)  The number of shares of the Company’s common stock equal to the product of the target shares identified in the Award Agreement multiplied by a fraction with a numerator equal to the whole number of calendar months beginning with the month in which the Award was granted and ending on the date of the Change in Control and a denominator equal to the whole number of calendar months in the entire Performance Cycle specified in the Award Agreement, less any shares previously issued under the Award Agreement.

(iii)  All restrictions with respect to RSRs shall lapse and all outstanding RSRs shall be settled by a payment in cash to each holder of such Award; and

(iv)  All other restrictions with respect to outstanding Awards not described in paragraphs (i) through (iii) of this Section 22(a) shall lapse, and such Awards shall be fully vested and nonforfeitable.

(b)  For purposes of this Section 22, with respect to determining the cash equivalent value of an RSR or PSR or the spread payable upon exercise of a SAR, the Fair Market Value of a share of the Company’s stock shall be deemed to equal the greater of (i) the Fair Market Value of a share of stock as of the date on which a Change in Control occurs and (ii) the highest price of a share of stock which is paid or offered to be paid, by any Person or entity, in connection with any transaction which constitutes a Change in Control.

(c)  The phrase “immediately prior to the Change in Control” shall be understood to mean sufficiently in advance of a Change in Control to permit the holder of an Award to take all steps reasonably necessary to exercise all options and SARs and take any actions with respect to the shares of stock underlying Awards of any nature so that such shares may be treated in the same manner as the shares of stock of other shareholders in connection with the Change in Control.

23.    Approvals

The obligations of the Company under the Plan shall be subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter. Shares shall not be issued with respect to an Award unless the exercise and the issuance and delivery of the shares comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the Code, the respective rules and regulations promulgated thereunder, and the requirements of any stock exchange or market on which the shares may then be listed or traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability for the nonissuance or sale of such shares. The Board of Directors may require any action or agreement by a holder of an Award as may from time to time be necessary to comply with the federal and state securities laws. The Company shall not be obliged to register stock issued under the Plan or options or any other rights to acquire stock granted under the Plan.

24.    Employment Rights

Nothing in this Plan or any Award granted pursuant hereto shall confer upon any employee any right to be continued in the employment of the Company or any Subsidiary of the Company or to interfere in any way with the right of the Company, in its sole discretion, to terminate such employee’s employment at any time.

25.    Effective Date of the Plan

The effective date of this Plan is May 7, 1997.